EXHIBIT 99.1
RICHMOND MUTUAL BANCORPORATION, INC. ANNOUNCES 2022 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS
RICHMOND, INDIANA (January 26, 2023) – Richmond Mutual Bancorporation, Inc., a Maryland corporation (the “Company”) (NASDAQ: RMBI), parent company of First Bank Richmond (the “Bank”), today announced net income of $3.3 million, or $0.31 diluted earnings per share, for the fourth quarter of 2022, compared to net income of $3.2 million, or $0.29 diluted earnings per share, for the third quarter of 2022, and net income of $2.7 million, or $0.24 diluted earnings per share, for the fourth quarter of 2021. Diluted earnings per share increased 6.9% and 29.2% for the fourth quarter of 2022 as compared to the third quarter of 2022 and the fourth quarter of 2021, respectively. Net income was $13.0 million, or $1.17 diluted earnings per share for the year ended December 31, 2022, compared to net income of $11.1 million, or $0.96 diluted earnings per share for the year ended December 31, 2021.
President’s Comments

Garry Kleer, Chairman, President and Chief Executive Officer, commented, “While the Federal Reserve continued to raise interest rates, we were able to grow our loan and lease portfolios while increasing profitability and returning excess capital to shareholders through dividends and share repurchases. We are very pleased to have been able to deliver another record year for our shareholders while continuing to invest in our people, businesses and communities.”

Fourth Quarter Performance Highlights:
•Assets increased slightly to $1.33 billion at December 31, 2022, compared to $1.28 billion at September 30, 2022 and $1.27 billion at December 31, 2021.
•Loans and leases, net of allowance, totaled $961.7 million at December 31, 2022, compared to $915.5 million at September 30, 2022, and $832.8 million at December 31, 2021.
•Nonperforming loans and leases totaled $9.2 million, or 0.94% of total loans and leases, at December 31, 2022, compared to $8.5 million, or 0.92% at September 30, 2022, and $8.0 million, or 0.95% at December 31, 2021.
•The allowance for loan and lease losses totaled $12.4 million, or 1.27% of total loans and leases outstanding, at December 31, 2022, compared to $12.6 million, or 1.35% of total loans and leases outstanding, at September 30, 2022 and $12.1 million, or 1.43% of total loans and leases outstanding, at December 31, 2021.
•There was no provision for loan and lease losses in the quarter ended December 31, 2022, compared to $200,000 in the quarter ended September 30, 2022, and no provision in the fourth quarter of 2021.
•Deposits totaled $1.0 billion at December 31, 2022, compared to $958.6 million at September 30, 2022 and $900.2 million at December 31, 2021. At December 31, 2022, noninterest bearing deposits totaled $106.4 million, or 10.6% of total deposits, compared to $114.8 million, or 12.0% of total deposits, at September 30, 2022, and $114.3 million, or 12.7%, of total deposits at December 31, 2021.
•Stockholders’ equity totaled $133.0 million at December 31, 2022, compared to $125.0 million at September 30, 2022, and $180.5 million at December 31, 2021. The Company’s equity to assets ratio was 10.0% at December 31, 2022.
•Net interest income increased $11,000, or 0.1%, to $10.5 million for the three months ended December 31, 2022, compared to net interest income of $10.5 million for the prior quarter, and increased $429,000, or 4.3%, from $10.1 million for the comparable quarter in 2021.
•Annualized net interest margin was 3.33% for the current quarter, compared to 3.39% in the preceding quarter and 3.31% the fourth quarter a year ago.
•The Company repurchased 18,178 shares of common stock at an average price of $13.11 per share during the quarter ended December 31, 2022.
•The Bank’s Tier 1 capital to total assets was 11.20%, well in excess of all regulatory requirements at December 31, 2022.
Income Statement Summary
Net interest income before the provision for loan and lease losses increased $11,000, or 0.1%, to $10.5 million in the fourth quarter of 2022, compared to $10.5 million in the third quarter of 2022, and increased $429,000, or 4.3%, from $10.1 million in the fourth quarter of 2021. The increase from the third quarter of 2022 was due to a $24.9 million increase in average interest earning assets, partially offset by an 11 basis point decrease in the average interest rate spread, during the fourth quarter of 2022. The increase from the comparable quarter in 2021 was due to an increase in average interest earning assets of $44.0 million, partially offset by a two basis point decrease in the average interest rate spread during the fourth quarter of 2022. Since March 2022, in response to inflation, the Federal Open Market Committee (“FOMC”) of the Federal Reserve System has increased the target range for the federal funds rate by 425 basis points, including 125 basis points during the fourth quarter of 2022, to a range of 4.25% to 4.50%. While net interest income benefited from the repricing impact of the higher interest rate environment on earning asset yields, the benefits were offset by the higher cost of interest-bearing deposit accounts and borrowings which tend to be shorter in duration than our assets and re-price or reset faster than assets.
Interest income increased $1.1 million, or 8.6%, to $14.3 million during the quarter ended December 31, 2022, compared to the quarter ended September 30, 2022, and increased $2.3 million, or 18.8%, compared to the quarter ended December 31, 2021. Interest income on loans and leases increased $1.0 million, or 9.2%, to $12.3 million for the quarter ended December 31, 2022 compared to $11.3 million in the third quarter of 2022, due to a $47.4 million increase in the average balance of loans and leases, and an increase of 18 basis points to 5.16% in the average yield earned on loans and leases. Interest income on loans and leases increased $1.9 million, or 18.5%, in the fourth quarter of 2022 compared to the fourth quarter of 2021, due to an increase in the average balance of loans and leases of $136.6 million, and an increase of eight basis points in the average yield earned on loans and leases.

Interest income on investment securities, excluding FHLB stock, increased $49,000, or 2.9%, to $1.8 million during the quarter ended December 31, 2022, compared to the quarter ended September 30, 2022, and increased $250,000, or 16.6%, from the comparable quarter in 2021. The increase in interest income on investment securities, excluding FHLB stock, in the fourth quarter of 2022 from the third quarter of 2022 was due to a 24 basis point increase in the average yield earned on investment securities to 2.44%, partially offset by a $23.1 million decrease in average balance of investment securities. The increase in interest on investment securities, excluding FHLB stock, in the fourth quarter of 2022 from the fourth quarter of 2021 was due to an 80 basis point increase in the average yield earned on investment securities, partially offset by a $79.5 million decrease in average balance of investment securities. Dividends on FHLB stock decreased $4,000, or 3.3%, during the quarter ended December 31, 2022 compared to the quarter ended September 30, 2022, and increased $46,000, or 64.8%, compared to the quarter ended December 31, 2021. Interest income on cash and cash equivalents increased $42,000, or 116.7%, during the quarter ended December 31, 2022, compared to the quarter ended September 30, 2022, and increased $46,000, or 143.8%, compared to the quarter ended December 31, 2021. The increase in interest income on cash and cash equivalents in the fourth quarter of 2022 from the third quarter of 2022 was due to a 160 basis point increase in the average yield along with an increase of $396,000 in the average balance. The increase in interest income of cash and cash equivalents in the fourth quarter of 2022 from the fourth quarter of 2021 was due to a 253 basis point increase in the average yield, partially offset by a $13.1 million decrease in the average balance of cash and cash equivalents.

Interest expense increased $1.1 million, or 42.0%, to $3.8 million for the quarter ended December 31, 2022 compared to the quarter ended September 30, 2022 and increased $1.8 million, or 94.9%, compared to the quarter ended December 31, 2021. Interest expense on deposits increased $1.0 million, or 56.0%, to $2.8 million for the quarter ended December 31, 2022, compared to the previous quarter and increased $1.5 million, or 120.4%, from the comparable quarter in 2021. The increase from the previous quarter was primarily due to a 42 basis points increase in the average rate paid on interest-bearing deposits and, to a lesser extent, a $43.1 million increase in average balance of interest-bearing deposits. The increase from the comparable quarter in 2021 was due to an increase of $127.7 million in average balance of, and a 60 basis point increase in the average rate paid on, interest-bearing deposits. The average rate paid on interest-bearing deposits was 1.28% for the quarter ended December 31, 2022, compared to 0.86% and 0.68% for the quarters ended September 30, 2022 and December 31, 2021, respectively. Interest expense on FHLB borrowings increased $110,000, or 12.8%, to $968,000 for the fourth quarter of 2022 compared to the previous quarter and increased $306,000, or 46.1%, from the comparable quarter in 2021 primarily due to increases in the average rate paid on FHLB borrowings. The average balance of FHLB borrowings totaled $183.5 million during the quarter ended December 31, 2022, compared to $182.5 million and $191.4 million for the quarters ended September 30, 2022 and December 31, 2021, respectively. The average rate paid on FHLB borrowings was 2.11% for the quarter ended December 31, 2022, 1.88% for the quarter ended September 30, 2022, and 1.39% for the fourth quarter of 2021.

Annualized net interest margin decreased to 3.33% for the fourth quarter of 2022, compared to 3.39% for the third quarter of 2022 and increased from 3.31% for the fourth quarter of 2021. The decrease in the net interest margin for the fourth quarter of 2022 compared to the third quarter of 2022 was primarily due to the rate paid on interest-bearing liabilities increasing faster than the yield on interest-earning assets. The increase in the net interest margin for the fourth quarter of 2022 compared to the fourth quarter of 2021 was primarily due the similar increases in the yield on interest-earning assets and interest-bearing liabilities.

There was no provision for loan and lease losses for the quarter ended December 31, 2022 and $200,000 for the quarter ended September 30, 2022, compared to no provision recorded for the quarter ended December 31, 2021. Net charge-offs during the fourth quarter of 2022 were $143,000, compared to net charge-offs of $25,000 during the third quarter of 2022 and net recoveries of $259,000 in the fourth quarter of 2021. Uncertainties relating to the level of our allowance for loan losses remains heightened as a result of continued concern about a potential recession due to inflation, rising interest rates, stock market volatility and the Russia-Ukraine conflict.

Noninterest income increased $208,000, or 17.5%, to $1.4 million for the quarter ended December 31, 2022 compared to the quarter ended September 30, 2022, and increased $289,000, or 26.2%, from the comparable quarter in 2021. The increase in noninterest income in the fourth quarter of 2022 from the third quarter of 2022 primarily resulted from an increase in loan and lease servicing fees and service fees on deposit accounts. Loan and lease servicing fees increased $184,000 in the fourth quarter of 2022 compared to the third quarter of 2022 as a recovery of $302,000 to mortgage servicing rights was recorded in the fourth quarter of 2022 compared to a recovery of $114,000 in the third quarter of 2022, due to continued rising interest rates increasing the expected duration of our loans. In addition, service fees on deposit accounts increased $47,000, or 18.1%, to $307,000 for the quarter ended December 31, 2022, compared to $260,000 for the third quarter of 2022. These increases were partially offset by a $58,000, or 49.8%, decrease in net gains on loan and lease sales in the fourth quarter of 2022 from the third quarter of 2022, as mortgage banking activity declined primarily due to lower refinancing activity, a lower supply of houses for sale in the Bank’s market area, and increases in residential mortgage rates. The increase in noninterest income from the comparable quarter in 2021, also primarily was due to an increase in loan and lease servicing fees and service fees on deposit accounts, as well as increases in card fee income and other income, partially offset by a decrease in net gains on loan and lease sales. Loan and lease servicing fees in the fourth quarter of 2022 reflected a recovery of $302,000 to mortgage servicing rights compared to an impairment charge of $129,000 recorded in the fourth quarter of 2021. Service fees on deposit accounts increased $55,000, or 21.7%, in the fourth quarter of 2022 from the comparable quarter in 2021. In addition, card fee income increased $29,000, or 9.5%, in the fourth quarter of 2022 due to higher card usage and other income increased $40,000, or 17.3% in the fourth quarter of 2022 compared to the comparable quarter of 2021 primarily due to increased wealth management income. Net gains on loan and lease sales decreased $301,000, or 83.8%, to $58,000 during the current quarter compared to the comparable quarter a year ago.

Total noninterest expense increased $220,000, or 2.8%, to $7.9 million for the three months ended December 31, 2022, compared to the third quarter of 2022, and decreased $6,000, or 0.1% compared to the same period in 2021. Salaries and employee benefits increased $91,000, or 1.9%, to $4.8 million for the quarter ended December 31, 2022, compared to the third quarter of 2022, and decreased $364,000 compared to the quarter ended December 31, 2021. The increase in salaries and benefits in the fourth quarter of 2022 from the third quarter of 2022 was primarily due to annual merit increases. The decrease in salaries and benefits in the fourth quarter of 2022 from the comparable quarter in 2021 was due to a one-time expense recorded in the fourth quarter of 2021 to complete the termination of the Company’s defined benefit pension plan. Deposit insurance expense increased $160,000, or 186.0% for the quarter ended December 31, 2022, compared to the third quarter of 2022, and increased $156,000, or 173.3%, from the comparable quarter in 2021 due to slightly lower capital levels, a change in our loan composition and a greater use of wholesale certificates of deposit during the fourth quarter of 2022. Data processing fees increased $163,000, or 28.2%, to $743,000 for the quarter ended December 31, 2022 compared to the fourth quarter of 2021, primarily due to the Company’s change to a new digital banking provider in the fourth quarter of 2021. Other expenses decreased $153,000, or 15.9% in the fourth quarter of 2022 compared to the prior quarter, and decreased $190,000, or 18.9%, compared to the same quarter of 2021. of deposit. The decrease in other expenses in the fourth quarter of 2022 from the third quarter of 2022 primarily was due to lower loan related and employee professional development expenses. The decrease in other expenses in the fourth quarter of 2022 from the same period in 2021 primarily was due to lower loan related commissions and franchise tax expense.

Income tax expense increased $53,000 during the three months ended December 31, 2022 compared to the quarter ended September 30, 2022, and increased $138,000 compared to the quarter ended December 31, 2021, due to a higher level of pre-tax income compared to the third quarter of 2022 and the fourth quarter of 2021. The effective tax rate for the fourth quarter of 2022 was 16.8% compared to 16.3% in the third quarter of 2022, and 16.3% in the fourth quarter a year ago.
Balance Sheet Summary
Total assets increased $61.0 million, or 4.8%, to $1.33 billion at December 31, 2022 from December 31, 2021. The increase was primarily the result of a $128.8 million, or 15.5%, increase in loans and leases, net of allowance, to $961.7 million and a $14.6 million, or 71.9%, increase in other assets to $34.9 million at December 31, 2022. These increases were partially offset by decreases of $75.0 million, or 20.5%, in investment securities to $291.6 million and $7.1 million, or 30.9%, in cash and cash equivalents to $15.9 million at December 31, 2022.

The increase in loans and leases was attributable to an increase in commercial real estate loans, construction and development loans, and multi-family loans of $36.9 million, $46.2 million and $17.5 million, respectively. Paycheck Protection Program (“PPP”) loans totaled $994,000 at December 31, 2022. Other assets increased primarily due to a $12.9 million increase in deferred tax assets due to the mark-to-market adjustment on the investment portfolio. The decrease in investment securities primarily was the result of reinvesting only a portion of normal recurring maturities and payments on securities and using the remainder to fund growth in the loan and lease portfolio.
Nonperforming loans and leases, consisting of nonaccrual loans and leases and accruing loans and leases more than 90 days past due, totaled $9.2 million, or 0.94% of total loans and leases, at December 31, 2022, compared to $8.0 million, or 0.95%, at December 31, 2021. Accruing loans past due more than 90 days totaled $3.2 million at December 31, 2022, compared to $1.8 million at December 31, 2021.
The allowance for loan and lease losses increased $305,000, or 2.5%, to $12.4 million at December 31, 2022 from $12.1 million at December 31, 2021. At December 31, 2022 the allowance for loan and lease losses totaled 1.27% of total loans and leases outstanding, compared to 1.43% at December 31, 2021. Net charge-offs during 2022 were $295,000 compared to net recoveries of $91,000 during 2021.
Management regularly analyzes conditions within its geographic markets and evaluates its loan and lease portfolio. The Company evaluated its exposure to potential loan and lease losses as of December 31, 2022, which evaluation included consideration of a potential recession due to inflation, rising interest rates, stock market volatility, and the Russia-Ukraine conflict. Credit metrics are being reviewed and stress testing is being performed on the loan portfolio on an ongoing basis.
Total deposits increased $105.1 million, or 11.7%, to $1.0 billion at December 31, 2022, compared to December 31, 2021. The increase in deposits from December 31, 2021 primarily was due to an increase in brokered time deposits of $136.1 million and savings and money market accounts of $26.7 million, partially offset by a decrease in other time deposits of $42.9 million. Management attributes the shift in funds to customers anticipating potentially higher rates being paid on time deposits in 2023 in connection with the additional expected interest rate hikes by the Federal Reserve. Brokered time deposits totaled $257.9 million, or 25.7% of total deposits, at December 31, 2022. Noninterest-bearing demand deposits decreased $7.9 million to $106.4 million at December 31, 2022 compared to $114.3 million at December 31, 2021, and totaled 10.6% of total deposits at December 31, 2022.
Stockholders’ equity totaled $133.0 million at December 31, 2022, a decrease of $47.5 million, or 26.3%, from December 31, 2021. The decrease in stockholders’ equity from December 31, 2021 primarily was the result of a reduction in accumulated comprehensive income of $48.5 million due to a greater mark-to-market adjustment to the investment portfolio as a result of higher interest rates, the payment of $4.4 million in dividends to Company stockholders, and the repurchase of $9.9 million of Company common stock, partially offset by net income of $13.0 million.

During the quarter ended December 31, 2022, the Company repurchased a total of 18,178 shares of Company common stock at an average price of $13.11 per share. As of December 31, 2022, the Company had approximately 1,122,396 shares available for repurchase under its existing stock repurchase program. Subsequent to quarter end, the Company repurchased an additional 10,292 shares.
About Richmond Mutual Bancorporation, Inc.
Richmond Mutual Bancorporation, Inc., headquartered in Richmond, Indiana, is the holding company for First Bank Richmond, a community-oriented financial institution offering traditional financial and trust services within its local communities through its eight locations in Richmond, Centerville, Cambridge City and Shelbyville, Indiana, its five locations in Sidney, Piqua and Troy, Ohio, and its loan production office in Columbus, Ohio.
FORWARD-LOOKING STATEMENTS:

This document and other filings by the Company with the Securities and Exchange Commission (the "SEC"), as well as press releases or other public or stockholder communications released by the Company, may contain forward-looking statements, including, but not limited to, (i) statements regarding the financial condition, results of operations and business of the Company, (ii) statements about the Company's plans, objectives, expectations and intentions and other statements that are not historical facts and (iii) other statements identified by the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions that are intended to identify "forward-

looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current beliefs and expectations of the Company's management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: potential adverse impacts to economic conditions in our local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a potential recession or slowed economic growth caused by increasing political instability from acts of war including Russia’s invasion of Ukraine, as well as supply chain disruptions and any governmental or societal response to new COVID-19 variants; significant short-term interest rate increases by the Federal Reserve; recessionary pressures caused by inflation and the Federal Reserve actions to combat inflation; legislative changes; changes in policies by regulatory agencies; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; changes in management's business strategies; changes in the regulatory and tax environments in which the Company operates; and other factors set forth in the Company's filings with the SEC.
The factors listed above could materially affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.
The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. When considering forward-looking statements, keep in mind these risks and uncertainties. Undue reliance should not be placed on any forward-looking statement, which speaks only as of the date made. Refer to the Company's periodic and current reports filed with the SEC for specific risks that could cause actual results to be significantly different from those expressed or implied by any forward-looking statements.

Financial Highlights (unaudited)

	Three Months Ended			Year Ended
SELECTED OPERATIONS DATA:	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
(In thousands, except for per share amounts)

Interest income	$14,298	$13,170	$12,030	$51,858	$45,926
Interest expense	3,774	2,657	1,936	10,219	7,682
Net interest income	10,524	10,513	10,094	41,639	38,244

Provision for loan losses	—	200	—	600	1,430
Net interest income after provision	10,524	10,313	10,094	41,039	36,814
Noninterest income	1,391	1,184	1,102	4,867	5,416
Noninterest expense	7,942	7,723	7,947	30,157	28,649
Income before income tax expense	3,973	3,774	3,249	15,749	13,581
Income tax provision	669	616	530	2,784	2,436

Net income	$3,304	$3,158	$2,719	$12,965	$11,145

Shares outstanding	11,784	11,802	12,400	11,784	12,400
Average shares outstanding:
Basic	10,623	10,638	11,104	10,766	11,356
Diluted	10,782	10,836	11,465	11,058	11,632
Earnings per share:
Basic	$0.31	$0.30	$0.24	$1.20	$0.98
Diluted	$0.31	$0.29	$0.24	$1.17	$0.96

SELECTED FINANCIAL CONDITION DATA:	December 31, 2022	September 30, 2022	June 30, 2022	December 31, 2021
(In thousands, except for per share amounts)

Total assets	$1,328,620	$1,278,606	$1,271,640	$1,267,640
Cash and cash equivalents	15,922	19,352	14,419	23,038
Interest-bearing time deposits	490	—	—	—
Investment securities	291,572	287,104	310,776	366,579
Loans and leases, net of allowance	961,691	915,464	891,877	832,846
Loans held for sale	474	78	1,120	558
Premises and equipment, net	13,668	13,776	14,010	14,347
Federal Home Loan Bank stock	9,947	9,902	9,781	9,992
Other assets	34,856	32,930	29,657	20,280
Deposits	1,005,261	958,640	948,333	900,175
Borrowings	180,000	187,000	177,000	180,000
Total stockholder’s equity	132,978	124,972	138,945	180,481

Book value (GAAP)	$132,978	$124,972	$138,945	$180,481
Tangible book value (non-GAAP)	132,978	124,972	138,945	180,481
Book value per share (GAAP)	11.28	10.59	11.73	14.55
Tangible book value per share (non-GAAP)	11.28	10.59	11.73	14.55

The following table summarizes information relating to our loan and lease portfolio at the dates indicated:

(In thousands)	December 31, 2022	September 30, 2022	June 30, 2022	December 31, 2021

Commercial mortgage	$298,087	$282,758	$278,490	$261,202
Commercial and industrial	100,420	96,720	106,427	99,682
Construction and development	139,923	140,035	104,832	93,678
Multi-family	124,914	107,640	121,424	107,421
Residential mortgage	146,129	141,162	135,486	134,155
Home equity	11,010	9,750	9,347	7,146
Direct financing leases	133,469	129,884	130,859	126,762
Consumer	21,048	20,806	18,229	15,905

Total loans and leases	$975,000	$928,755	$905,094	$845,951

The following table summarizes information relating to our deposits at the dates indicated:

(In thousands)	December 31, 2022	September 30, 2022	June 30, 2022	December 31, 2021

Noninterest-bearing demand	$106,415	$114,780	$119,774	$114,303
Interest-bearing demand	157,429	162,053	166,775	164,356
Savings and money market	280,666	274,690	284,740	253,957
Non-brokered time deposits	202,862	213,164	224,069	245,808
Brokered time deposits	257,889	193,953	152,975	121,751

Total deposits	$1,005,261	$958,640	$948,333	$900,175

Average Balances, Interest and Average Yields/Cost. The following tables set forth for the periods indicated, information regarding average balances of assets and liabilities as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities, resultant yields, interest rate spread, net interest margin (otherwise known as net yield on interest-earning assets), and the ratio of average interest-earning assets to average interest-bearing liabilities. Average balances have been calculated using daily balances. Non-accruing loans have been included in the table as loans carrying a zero yield. Loan fees are included in interest income on loans and are not material.

	Three Months Ended December 31,
	2022			2021
	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans and leases receivable	$956,030	$12,343	5.16%	$819,443	$10,417	5.08%
Securities	288,204	1,760	2.44%	367,685	1,510	1.64%
FHLB stock	9,942	117	4.71%	9,936	71	2.86%
Cash and cash equivalents and other	10,118	78	3.08%	23,210	32	0.55%
Total interest-earning assets	1,264,294	14,298	4.52%	1,220,274	12,030	3.94%
Non-earning assets	45,149			33,603
Total assets	1,309,443			1,253,877

Interest-bearing liabilities:
Savings and money market accounts	296,747	859	1.16%	262,960	335	0.51%
Interest-bearing checking accounts	156,365	163	0.42%	158,266	95	0.24%
Certificate accounts	426,054	1,784	1.67%	330,235	843	1.02%
Borrowings	183,538	968	2.11%	191,424	663	1.39%
Total interest-bearing liabilities	1,062,704	3,774	1.42%	942,885	1,936	0.82%
Noninterest-bearing demand deposits	110,631			110,680
Other liabilities	9,081			21,200
Stockholders’ equity	127,027			179,112
Total liabilities and stockholders’ equity	1,309,443			1,253,877

Net interest income		$10,524			$10,094
Net earning assets	$201,590			$277,389

Net interest rate spread(1)			3.10%			3.12%
Net interest margin(2)			3.33%			3.31%
Average interest-earning assets to average interest-bearing liabilities	118.97%			129.42%
________________________________________________
(1)Net interest rate spread represents the difference between the weighted average yield earned on interest-earning assets and the weighted average rate paid on interest-bearing liabilities.
(2)Net interest margin represents net interest income divided by average total interest-earning assets.

	Year Ended December 31,
	2022			2021
	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans and leases receivable	$897,918	$44,594	4.97%	$786,686	$40,579	5.16%
Securities	318,917	6,712	2.10%	324,372	5,022	1.55%
FHLB stock	9,856	399	4.05%	9,281	273	2.94%
Cash and cash equivalents and other	13,739	153	1.11%	23,750	52	0.22%
Total interest-earning assets	1,240,430	51,858	4.18%	1,144,089	45,926	4.01%
Non-earning assets	40,659			38,840
Total assets	1,281,089			1,182,929

Interest-bearing liabilities:
Savings and money market accounts	284,725	2,153	0.76%	247,431	1,256	0.51%
Interest-bearing checking accounts	165,213	534	0.32%	154,938	362	0.23%
Certificate accounts	384,038	4,441	1.16%	287,051	3,318	1.16%
Borrowings	179,966	3,091	1.72%	178,540	2,746	1.54%
Total interest-bearing liabilities	1,013,942	10,219	1.01%	867,960	7,682	0.89%
Noninterest-bearing demand deposits	111,990			108,374
Other liabilities	7,686			22,458
Stockholders’ equity	147,471			184,137
Total liabilities and stockholders’ equity	1,281,089			1,182,929

Net interest income		$41,639			$38,244
Net earning assets	$226,488			$276,129

Net interest rate spread(1)			3.17%			3.12%
Net interest margin(2)			3.36%			3.34%
Average interest-earning assets to average interest-bearing liabilities	122.34%			131.81%

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(1)Net interest rate spread represents the difference between the weighted average yield earned on interest-earning assets and the weighted average rate paid on interest-bearing liabilities.
(2)Net interest margin represents net interest income divided by average total interest-earning assets.

	At and for the Three Months Ended
Selected Financial Ratios and Other Data:	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Performance ratios:
Return on average assets (annualized)	1.01%	0.99%	1.10%	0.96%	0.87%
Return on average equity (annualized)	10.40%	8.94%	9.41%	7.15%	6.06%
Yield on interest-earning assets	4.52%	4.25%	4.07%	3.88%	3.94%
Rate paid on interest-bearing liabilities	1.42%	1.04%	0.76%	0.77%	0.82%
Average interest rate spread	3.10%	3.21%	3.31%	3.11%	3.12%
Net interest margin (annualized)(1)	3.33%	3.39%	3.45%	3.26%	3.31%
Operating expense to average total assets (annualized)	2.43%	2.41%	2.27%	2.32%	2.55%
Efficiency ratio(2)	66.66%	66.03%	61.05%	65.66%	70.99%
Average interest-earning assets to average interest-bearing liabilities	118.97%	121.68%	122.81%	126.10%	129.42%
Asset quality ratios:
Non-performing assets to total assets(3)	0.69%	0.67%	0.64%	0.64%	0.64%
Non-performing loans and leases to total gross loans and leases(4)	0.94%	0.92%	0.89%	0.92%	0.95%
Allowance for loan and lease losses to non-performing loans and leases(4)	135.28%	147.12%	153.32%	154.91%	150.76%
Allowance for loan and lease losses to total loans and leases	1.27%	1.35%	1.37%	1.43%	1.43%
Net (recoveries) charge-offs (annualized) to average outstanding loans and leases during the period	0.06%	0.01%	0.06%	—%	(0.13)%
Capital ratios:
Equity to total assets at end of period	10.01%	9.77%	10.93%	12.53%	14.27%
Average equity to average assets	9.70%	11.04%	11.72%	13.39%	14.39%
Common equity tier 1 capital (to risk weighted assets)(5)	13.23%	13.59%	15.55%	15.62%	16.02%
Tier 1 leverage (core) capital (to adjusted tangible assets)(5)	11.20%	11.29%	12.74%	12.64%	12.53%
Tier 1 risk-based capital (to risk weighted assets)(5)	13.23%	13.59%	15.55%	15.62%	16.02%
Total risk-based capital (to risk weighted assets)(5)	14.31%	14.74%	16.72%	16.81%	17.25%
Other data:
Number of full-service offices	12	12	12	12	12
Full-time equivalent employees	181	184	177	177	173
(1)Net interest income divided by average interest-earning assets.
(2)Total noninterest expenses as a percentage of net interest income and total noninterest income.
(3)Non-performing assets consist of nonaccrual loans and leases, accruing loans and leases more than 90 days past due and foreclosed assets.
(4)Non-performing loans and leases consist of nonaccrual loans and leases and accruing loans and leases more than 90 days past due.
(5)Capital ratios are for First Bank Richmond.

Contacts
Richmond Mutual Bancorporation, Inc.
Garry D. Kleer, Chairman, President and Chief Executive Officer
Donald A. Benziger, Exec. VP/Chief Financial Officer
(765) 962-2581